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                        AMENDMENT TO RIGHTS AGREEMENT

     This Amendment To Rights Agreement (this "Amendment") is between AVECOR Cardiovascular Inc., a Minnesota corporation (the "Company") and Norwest Bank Minnesota, N.A., a national banking association (the "Rights Agent"), effective as of July 22, 1997.

     A. The Company and the Rights Agent have entered into a Rights Agreement, dated as of June 26, 1996 (the Rights Agreement"). Capitalized terms used and not otherwise defined herein will have the meaning given in the Rights Agreement.

     B. Section 27 of the Rights Agreement provides that, prior to a Distribution Date, the Company may amend the Rights Agreement, including the definition of an Acquiring Person as set forth in Section 1(a) thereof, upon the approval of at least a majority of the Continuing Directors, and that, upon any such amendment, the Rights Agent shall amend the Rights Agreement as the Company directs.

     C. The Company desires, and hereby directs the Rights Agent, to amend the definition of an Acquiring Person, and the Rights Agent agrees to such amendment, on the terms and conditions hereof.

     Accordingly, the Company and the Rights Agent agree as follows:

1.   Representations and Warranties.  The Company represents and warrants to the
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Rights Agent that:

          (a) to the best knowledge of the Company, a Distribution Date has not occurred prior to the effective date hereof; and

          (b)  this Amendment is authorized pursuant to the requirements of
               Section 27 of the Rights Agreement, having been approved by a majority of the Company's Continuing Directors.

2.   Amendment of Section 1(a).  Section 1(a) of the Rights Agreement, a copy of
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which as currently in effect is attached hereto as Exhibit A, is hereby amended by adding the following additional sentence to the end of such Section:

          Notwithstanding the foregoing, with respect to the beneficial ownership of Common Shares by LeRoy C. Kopp, an individual, and Kopp Investment Advisors, Inc., a Minnesota corporation, collectively as a single Person, each reference in this Section to beneficial ownership of 15% or more of the Common Shares shall be deemed to be modified to refer to beneficial ownership of 19% or more of the Common Shares.

3.   No Other Changes.  Except as specifically amended by this Amendment, all
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other provisions of the Rights Agreement remain in full force and effect.  This
Amendment

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shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Rights Agreement by any party hereto.

4.   Counterparts.  This Amendment may be executed in one or more counterparts,
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each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     The Company and the Rights Agent have caused this Amendment to be duly executed on their behalf by their respective duly authorized representatives as of the date first written above.

AVECOR CARDIOVASCULAR, INC.                         NORWEST BANK MINNESOTA, N.A.

By:  /s/ Anthony Badolato                         By:  /s/ Karri L. Van Dell
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      Anthony Badolato                                  Karri L. Van Dell
      Its:  Chief Executive Officer                     Its:  Corporate Officer